NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302


FOR IMMEDIATE RELEASE


    STAGE STORES, INC. ANNOUNCES CREDIT AGREEMENT AMENDMENT,
DISCUSSES COST REDUCTION PROGRAM AND REPORTS FOURTH QUARTER 1999
                              SALES
                 ______________________________

HOUSTON, TX, February 3, 2000 -- Stage Stores, Inc. (NYSE: SGE) announced today that the Company's bank lending group has amended certain provisions contained within its $200 million revolving credit facilities agreement. The amendment, which is effective immediately, waives the Company's compliance with the financial covenants contained in the credit agreement for the fourth quarter ended January 29, 2000. In addition, the amendment revises the financial covenants and the clean down provision for fiscal year 2000.

The Company also announced that it has completed a review of its asset base. As a result of this review, it has identified, among other things, approximately 60 stores which will be closed during 2000. Furthermore, the Company has implemented a cost reduction program. This program includes, among other things, a work force reduction, primarily at its central office, that is designed to save approximately $4.5 million in annualized payroll and payroll related costs. As a result of the aforementioned initiatives, the Company expects to record significant pretax charges during the fourth quarter of fiscal year 1999.

The Company additionally reported sales of $324.7 million for the fourth quarter ended January 29, 2000 as compared to sales of $357.3 million for the prior year period. The decrease in sales primarily reflects the net reduction of 31 stores for the year and a 7.8% decline in comparable store sales during the quarter which was driven by a softness in the Company's sales during the Christmas holiday selling period as previously discussed by the Company in its January 6, 2000 sales release.

The Company expects to report its fourth quarter financial results on or about March 9, 2000.

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 648 stores in 33 states at the end of the fourth quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
                         #          #          #